Exhibit 99.1

The St. Joe Company Reports Full Year and Fourth Quarter 2011 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--February 27, 2012--The St. Joe Company (NYSE: JOE) today announced a Net Loss for the full year ended 2011 of $(330.3) million, or $(3.58) per share, which included pre-tax non-cash impairment charges of $377.3 million, or $3.52 per share after tax. This compares to a Net Loss of $(35.9) million, or $(0.39) per share for the year 2010, which included pre-tax charges of $27.1 million, or $0.12 per share after tax.

For the fourth quarter of 2011, St. Joe had a Net Loss of $(328.6) million, or $(3.56) per share, which included pre-tax non-cash impairment charges of $374.8 million, or $3.50 per share after-tax. This compares to a Net Loss of $(2.7) million, or $(0.03) per share, for the fourth quarter of 2010, which included pre-tax charges of $10.7 million, or $0.07 per share after tax.

As previously announced on January 27, 2012, the Company’s Board of Directors adopted a new real estate investment strategy, which is focused on reducing future capital outlays and employing new risk-adjusted investment return criteria for evaluating the Company’s properties and future investments in such properties. Pursuant to this new strategy, the Company intends to significantly reduce and reprioritize future capital expenditures for infrastructure, amenities and master planned community development, and reposition certain assets to encourage increased absorption of such properties in their respective markets. As a result of this new strategy, the Company recorded a non-cash charge for impairments of $374.8 million in the fourth quarter of 2011. Other pre-tax charges for the fourth quarter of 2011 included restructuring charges, as well as pension settlement and curtailment charges related to restructurings totaling $1.8 million. By comparison, in the fourth quarter of 2010, the Company had pre-tax charges of $8.0 million for impairments on unconsolidated affiliates, real estate and other assets; $1.6 million for costs resulting from the Deepwater Horizon oil spill; and $1.1 million of restructuring and other charges.

Park Brady, St. Joe’s Chief Executive Officer, said, “In 2011, the new Board directed management to reduce expenses, evaluate our assets, and develop a strategy to reduce future capital outlays and enhance the risk-adjusted return on investment. We believe that this new investment strategy continues to build upon the successful cost reduction initiatives that we previously implemented and positions us to increase our short and medium-term cash flow, reduce our long-term risk and maintain our strong cash position necessary to weather a tepid and uncertain real estate environment and to best exploit our substantial land resources.”

“We plan to continue to invest in certain of our current projects where the investments meet our risk-adjusted return criteria in line with our new real estate investment strategy. In 2012, we intend for our capital spending to be focused on our holdings in Venture Crossings at the Northwest Florida Beaches International Airport, Breakfast Point, our primary home community in Bay County, and RiverTown, our primary home community in Northeast Florida.”

At December 31, 2011, St. Joe had cash of $162.4 million, pledged treasury securities of $23.3 million and debt of $53.5 million, $23.3 million of which is defeased debt. The Company believes that its current cash position and anticipated cash flows will be sufficient to meet its currently anticipated liquidity requirements and capital needs.

Additional Information

Additional information with respect to the Company’s results for 2011 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s intent to reduce or reprioritize future capital expenditures and reposition certain assets; (ii) the effect of the Company’s new investment strategy; and (iii) the focus of future capital expenditures that will be allocated to certain projects. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2012. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to its expectations regarding the impact of its new real estate investment strategy, including the amount of reduction in capital expenditures and the timing and manners in which properties may be disposed, such risk factors include (1) increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance; (2) the Company’s ability to manage its cost structure; (3) the Company’s ability to successfully dispose of its repositioned assets and other properties at expected prices and within anticipated time frames; (4) economic or other conditions that affect the desire or ability of the Company’s customers to purchase or enter into leases for its properties, such as reductions in the availability of mortgage financing or property insurance, increases in foreclosures, interest rates, the cost of property insurance, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (5) changes in laws, regulations or the regulatory environment affecting the development of real estate or forestry activities, (6) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business, and (7) the Company’s ability to effectively execute its strategy, and its ability to successfully anticipate the impact of its strategy.

FINANCIAL DATA ($ in millions except per share amounts)

Consolidated Statements of Operations

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Revenues
Real estate sales	$5.5	$23.4	$19.9	$39.0
Resort and club revenues	5.9	5.3	36.0	29.4
Timber sales	7.7	7.8	86.7	28.8
Other revenues	0.7	0.6	2.7	2.3
Total revenues	19.8	37.1	145.3	99.5
Expenses
Cost of real estate sales	3.1	3.4	11.2	8.5
Cost of resort and club revenues	6.8	6.6	34.9	31.5
Cost of timber sales	5.5	5.4	22.9	20.2
Cost of other revenues	0.7	0.6	2.5	2.1
Other operating expenses	4.3	6.9	22.2	34.8
Corporate expense, net	3.3	6.7	27.8	26.2
Restructuring charge	0.8	0.9	11.5	5.3
Impairment losses	374.8	4.2	377.3	4.8
Pension settlement charge	1.0	0.3	5.9	4.1
Depreciation and amortization	2.9	3.4	15.9	13.6
Total expenses	403.2	38.4	532.1	151.1
Operating profit (loss)	(383.4)	(1.3)	(386.8)	(51.6)
Other income (expense)	--	(0.1)	0.9	(3.8)
Pretax income (loss) from continuing operations	(383.4)	(1.4)	(385.9)	(55.4)
Income tax (expense) benefit	54.8	2.5	55.6	23.8
Equity (loss) in income of unconsolidated affiliates	--	(3.8)	--	(4.3)
Net (loss) income	$(328.6)	$(2.7)	$(330.3)	$(35.9)
Net (loss) income attributable to the St. Joe Company	$(328.6)	$(2.7)	$(330.3)	$(35.9)
Net (loss) income per share	$(3.56)	$(0.03)	$(3.58)	$(0.39)

Weighted average shares	92,212,125	91,796,447	92,235,360	91,674,346

Revenues by Segment

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Residential
Real estate sales	$3.2	$3.6	$12.2	$8.7
Resort and club revenues	5.9	5.3	36.0	29.4
Other revenues	0.5	0.6	2.3	2.1
Total Residential	9.6	9.5	50.5	40.2
Commercial
Real estate sales	1.7	0.4	3.7	4.4
Rental revenues	0.2	--	0.5	0.2
Total Commercial	1.9	0.4	4.2	4.6
Rural Land sales	0.6	19.4	3.9	25.9
Forestry sales	7.7	7.8	86.7	28.8
Total revenues	$19.8	$37.1	$145.3	$99.5

Summary Balance Sheet

	December 31, 2011	December 31, 2010
Assets
Investment in real estate	$387.2	$755.4
Cash and cash equivalents	162.4	183.8
Notes receivable	4.6	5.7
Pledged treasury securities	23.3	25.3
Prepaid pension asset	35.1	41.0
Property, plant and equipment, net	14.9	13.0
Deferred tax asset	11.7	--
Other assets	22.1	27.5
Total assets	$661.3	$1,051.7

Liabilities and Equity
Debt	$53.5	$54.7
Accounts payable, accrued liabilities	63.9	88.2
Deferred tax liability	--	34.6
Income tax payable	--	1.8
Total liabilities	$117.4	$179.3
Total equity	543.9	872.4
Total liabilities and equity	$661.3	$1,051.7

Debt Schedule

	December 31, 2011	December 31, 2010
Defeased debt	$23.3	$25.3
Community Development District debt	30.2	29.4
Total debt	$53.5	$54.7

Cash Overhead

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010

Other operating expenses	$4.3	$6.9	$22.2	$34.8
Corporate expense (1)	3.3	6.7	27.8	26.2
Total GAAP overhead	$7.6	$13.6	$50.0	$61.0
Plus overhead capitalized (2)	0.1	0.4	1.0	1.3
Less non-cash overhead (3)	(0.5)	(0.5)	(5.3)	(5.6)
Total cash overhead	$7.2	$13.5	$45.7	$56.7

(1) Includes $1.4 million and $11.7 million in the three months and year ended December 31, 2011, respectively, for legal fees due to defending the securities class action lawsuit, responding to the SEC inquiry, pursuing the claims against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, litigation related to a contract dispute, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters. Includes non-cash income of $5.5 million in the year ended December 31, 2011, resulting from the termination of retiree medical benefits.

(2) Includes personnel expenses that are capitalized pursuant to GAAP.

(3) Includes non-cash stock compensation costs, pension expense and in 2011, income from the termination of retiree medical benefits.

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2011	2010	2011	2010
Employee costs	$1.4	$5.4	$5.4 (1)(2)	$21.6
Non-cash stock compensation costs	(0.1)	0.4	8.5	5.2
Property taxes and insurance	1.5	1.6	8.5	9.4
Marketing and homeowner association cost	0.7	0.8	2.8	4.4
Occupancy, repairs and maintenance	0.8	0.9	3.4	3.9
Professional fees	2.4 (3)	4.1	16.8 (3)	15.3
Other	0.6	0.7	2.2	2.7
Pension expense (income)	0.4	--	3.3 (1)	(0.2)
Capitalized costs	(0.1)	(0.3)	(0.9)	(1.3)
Total other operating and corporate expense	$7.6	$13.6	$50.0	$61.0

(1) Includes a $1.4 million transfer of Supplemental Executive Retirement Program (“SERP”) liability to the Company’s Pension Plan, resulting in a decrease to employee costs and an increase to pension expense.

(2) Includes income of $5.5 million resulting from the termination of retiree medical benefits.

(3) Includes $1.4 million and $11.7 million in the three months and year ended December 31, 2011, respectively, for legal fees due to defending the securities class action lawsuit, responding to the SEC inquiry, pursuing the claims against the parties St. Joe believes are responsible for the Deepwater Horizon oil spill, litigation related to a contract dispute, and legal costs incurred in connection with the change in control of the Board and other corporate governance matters.

About St. Joe

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns approximately 573,000 acres of land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The majority of land not under development is used for the growing and selling of timber or is available for sale. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

© 2012, The St. Joe Company. “St. Joe,” “VentureCrossings” and the

"Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor/Media Contact:
Janna Connolly, 850-231-6416
SVP/Chief Financial Officer
jconnolly@joe.com